Exhibit 3.1(z)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONVERSENT COMMUNICATIONS, INC.

CONVERSENT COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:                                        The Corporation was originally incorporated under the name “CONVERSENT COMMUNICATIONS, INC.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 3, 2005.

SECOND:                         This Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the original Certificate of Incorporation of the Corporation, is now being adopted pursuant to Section 242 and Section 245 of the Delaware General Corporation Law (the “DGCL”). This Amended and Restated Certificate of Incorporation was declared advisable by the written consent of the stockholders of the Corporation.

THIRD:                                    The original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE ONE

The name of the corporation is Conversent Communications, Inc. (the “Corporation”).

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, DE 19904. The name of the registered agent of the Corporation in the State of Delaware is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted by and promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock with a par value of one cent ($.01) per share.

ARTICLE FIVE

No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the time this Article became effective.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

Elections of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

ARTICLE EIGHT

In furtherance and not in limitations of the powers conferred by the laws of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of Delaware.

ARTICLE NINE

The Corporation shall indemnify its officers, directors, employees and agents to the greatest extent permitted by the General Corporation Law of Delaware.

ARTICLE TEN

Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, CONVERSENT COMMUNICATIONS, INC. has caused this Amended and Restated Certificate of Incorporation to be duly executed the 30th day of June. 2006.

CONVERSENT COMMUNICATIONS, INC.

By:	/s/ David L. Mayer
Name: David L. Mayer
Title: Executive Vice President